Exhibit 5.0
[Letterhead]

July 25, 2006

NIC Inc.
10540 South Ridgeview Road
Olathe, Kansas 66061

Re:     Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to NIC Inc., a Colorado corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") to be filed on or about July 25, 2006, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 1,771,013 shares of common stock, no par value (the "Shares") of the Company, issuable under the Company's 2006 Amended and Restated Stock Option and Incentive Plan (the "Plan"). This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

In rendering our opinions expressed in this letter, we have reviewed and relied solely upon the following documents and have made no independent verification of the matters set forth in such documents or certificates:

(1)	the Company's Articles of Incorporation and Bylaws, each as amended to date and certified by the Company's Secretary;

(2)
the Certificate of an Officer of the Company and the resolutions adopted by the Company's Board of Directors at a meeting of the Company's Board of Directors and Compensation Committee on January 19, 2006, meetings of the Company's Board of Directors on May 2, 2006 and July 24, 2006, and minutes of the annual meeting the Company's shareholders held on May 2, 2006, certified by the Company's Secretary; and

(3)	the Plan.

In connection with such review, we have assumed with your permission (1) the genuineness of all signatures and the legal competence of all signatories; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

We are admitted to practice law in the State of Colorado. Our opinions are limited to the laws of the State of Colorado, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based solely upon and subject to the foregoing and the qualifications, assumptions and limitations set forth below, we are of the opinion that when the Shares are issued and sold in accordance with the terms and conditions of the Plan and in the manner described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

This opinion is delivered solely for the Company's benefit in connection with the Registration Statement and the transactions provided for therein and may not be quoted in whole or in part, referred to, filed with any governmental agency or otherwise used or relied upon by any other person or for any other purpose without our prior written consent.

No opinion is expressed or implied as to the truth, accuracy or completeness of any of the representations or disclosures of the Company in the Registration Statement.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to being named in the Registration Statement under "Legal Matters" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                    Very truly yours,

                    /s/ Rothgerber Johnson & Lyons LLP